Registration No. 333-169691

As filed with the Securities and Exchange Commission on May 25, 2016

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-169691

UNDER
THE SECURITIES ACT OF 1933
  BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
10900 NE 8th St., Suite 800
Bellevue, Washington 98004
(Address, including zip code and telephone number, of principal executive offices)

BLUCORA, INC. 1996 FLEXIBLE STOCK INCENTIVE PLAN
(Full title of the plans)

Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary
Blucora, Inc.
10900 NE 8th St., Suite 800
Bellevue, Washington 98004
(425) 201-6100
(Name, address and telephone number, including area code, of agent for service)

Copies to:
J. Sue Morgan
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
Blucora, Inc., a Delaware corporation (the “Registrant”), hereby files a post-effective amendment to registration No. 333-169691, filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2010 (the “2010 Registration Statement”) with respect to 9,651,091 shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock") issuable under the Blucora, Inc. 1996 Flexible Stock Incentive Plan (the “1996 Plan”), to deregister certain of the securities originally registered pursuant to the 2010 Registration Statement.
On May 28, 2015, the Registrant’s stockholders approved the Registrant’s 2015 Incentive Plan, which was subsequently amended and restated on May 24, 2016 (the “2015 Plan”) and, in connection therewith, no further awards will be made under the 1996 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2015 Plan includes up to 6,009,138 shares subject to awards under the 1996 Plan as of May 28, 2015 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards. As of May 20, 2016, 756,136 shares ceased to be subject to outstanding awards under the 1996 Plan by expiration, cancellation of forfeiture of the awards. Accordingly, the Registrant hereby deregisters those 756,136 shares that have ceased to be subject to outstanding awards under the 1996 Plan, which will instead be available for issuance under the 2015 Plan (the "Carryover Shares"). The 2010 Registration Statement and Registration Statement No. 333-198645 filed with the SEC on September 8, 2014 with respect to 1,804,432 shares of Common Stock issuable under the 1996 Plan (the “2014 Registration Statement") will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. If any additional shares subject to outstanding awards under the 1996 Plan subsequently become available for issuance under the 2015 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2015 Plan. One or more future post-effective amendments to the 2010 Registration Statement and the 2014 Registration Statement will be filed to deregister such shares under the 2010 Registration Statement and the 2014 Registration Statement.
Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the 2010 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2015 Plan.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 25, 2016.

BLUCORA INC. By: /s/ Mark A. Finkelstein___________________ Name: Mark A. Finkelstein Title: Chief Legal & Administrative Officer and Secretary

Note: No other person is required to sign these post-effective amendments to registration statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.